MIDDLESEX WATER COMPANY REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

ISELIN, NJ, (November 6, 2008)   Middlesex Water Company (NASDAQ:MSEX) a provider of water, wastewater and related services in New Jersey and Delaware, today reported higher operating revenues and net income for the quarter ended September 30, 2008 over the same period in 2007.
Third Quarter Operating Results
Consolidated operating revenues for the three months ended September 30, 2008 increased $1.5 million, or 6.3%, from the same period in 2007.  Revenues in the Middlesex system in New Jersey rose $1.4 million as a result of a 9.1% base rate increase implemented in October 2007. Middlesex revenues decreased $0.3 million due to lower water consumption in 2008.  Revenues improved $0.3 million in the Tidewater system in Delaware, of which $0.2 million was the result of the cumulative 2.94% of Distribution System Improvement Charge rate increases that were in effect during the third quarter of 2008.
Delaware customer growth contributed $0.2 million to the overall revenue increase.  Fees charged for initial customer connections in the Tidewater system were $0.1 million lower in 2008 reflecting a slow-down in new residential and commercial development in Delaware.   Contract fees for managing the Perth Amboy water and wastewater systems were $0.1 million higher than the same period in 2007, due mostly to higher pass-through charges.  Revenues from non-regulated contract operations in Delaware increased $0.1 million due to growth in contract customers and increased sales of additional services.  All other operations accounted for $0.1 million of additional revenues.
Net income increased 13.4% from $4.2 million to $4.7 million.   Basic and diluted earnings per share were $0.35 for three months ended September 30, 2008, compared to $0.31 for the same period in 2007.
Operation and maintenance expenses for the three months ended September 30, 2008 increased $0.6 million or 5.1%.  Water production costs were $0.2 million higher in New Jersey due to higher costs for water, electric power, chemicals and disposal of residuals.  Maintenance costs decreased $0.1 million compared to the same period in 2007 due to a reduction in restoration and repair costs for the water service lines in the Middlesex system.  Operating costs for Tidewater Environmental Services Inc. increased $0.1 million due to an increased number of wastewater treatment facilities in operation in Delaware.  Administrative costs in Delaware also rose $0.1 million as we work to support the increased customer base in that service area.  All other expense categories increased $0.1 million.
Middlesex Water Company CEO, Dennis W. Doll, said “Despite the uncertainties in the current economic environment, we continue to execute our plans for profitable growth and enhanced shareholder value. The relatively predictable revenue stream inherent in our business, combined with our continued strong financing capability and growth opportunities, leaves us confident that our strategic plan remains appropriate. We continue to seek out opportunities and win business as reflected in our recent acquisition of a project in North Carolina.  Our 111-year old company has navigated tough markets in the past and we believe the financial discipline we have long embraced to prudently manage costs and analyze opportunities continues to be the appropriate path.”
Nine Month Operating Results
Operating revenues for the nine months ended September 30, 2008 increased $4.7 million or 7.2% from the same period in 2007. Operation and maintenance expenses increased $2.1 million or 6.1%. Net income increased $1.0 million or 11.3%. Diluted earnings per share were $0.75 and $0.68 for nine months ended September 30, 2008 and 2007, respectively.
Board Declares Quarterly Dividend
The Company’s Board of Directors approved an increase in the Company's quarterly cash dividend to $0.1775 from $0.1750.  The new dividend rate is payable December 1, 2008 to shareholders of record as of November 14, 2008. This dividend increase raises the annual dividend to $0.71 from $0.70 per share of common stock.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company’s DRP Program, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Operating Revenues	$25,653	$24,135	$69,543	$64,868

Operating Expenses:	12,574	11,961	36,401	34,310
Operations	11,579	10,915	33,299	31,250
Maintenance	995	1,046	3,102	3,060
Depreciation	1,987	1,887	5,872	5,607
Other Taxes	2,708	2,558	7,715	7,221

Total Operating Expenses	17,269	16,406	49,988	47,138

Operating Income	8,384	7,729	19,555	17,730

Other Income (Expense):
Allowance for Funds Used During Construction	180	168	445	421
Other Income	150	100	668	608
Other Expense	(12)	(9)	(169)	(21)

Total Other Income, net	318	259	944	1,008

Interest Charges	1,838	1,734	5,161	4,816

Income before Income Taxes	6,864	6,254	15,338	13,922

Income Taxes	2,149	2,096	5,054	4,680

Net Income	4,715	4,158	10,284	9,242

Preferred Stock Dividend Requirements	52	62	166	186

Earnings Applicable to Common Stock	$4,663	$4,096	$10,118	$9,056

Earnings per share of Common Stock:
Basic	$0.35	$0.31	$0.76	$0.69
Diluted	$0.35	$0.31	$0.75	$0.68

Average Number of
Common Shares Outstanding :
Basic	13,350	13,206	13,291	13,191
Diluted	13,617	13,537	13,601	13,522

Cash Dividends Paid per Common Share	$0.1750	$0.1725	$0.5250	$0.5175

See Notes to Condensed Consolidated Financial Statements.

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended September 30,		Difference		Nine Months Ended September 30,		Difference
	2008	2007	Dollars	%	2008	2007	Dollars	%

Operating Revenues	$25,653	$24,135	$1,518	6.29%	$69,543	$64,868	$4,675	7.21%

Operating Expenses:	12,574	11,961	613	5.12%	36,401	34,310	2,091	6.09%
Operations	11,579	10,915	664	6.08%	33,299	31,250	2,049	6.56%
Maintenance	995	1,046	(51)	-4.88%	3,102	3,060	42	1.37%
Depreciation	1,987	1,887	100	5.30%	5,872	5,607	265	4.73%
Other Taxes	2,708	2,558	150	5.86%	7,715	7,221	494	6.84%

Total Operating Expenses	17,269	16,406	863	5.26%	49,988	47,138	2,850	6.05%

Operating Income	8,384	7,729	655	8.47%	19,555	17,730	1,825	10.29%

Other Income (Expense):
Allowance for Funds Used During Construction	180	168	12	7.14%	445	421	24	5.70%
Other Income	150	100	50	50.00%	668	608	60	9.87%
Other Expense	(12)	(9)	(3)	33.33%	(169)	(21)	(148)	704.76%

Total Other Income, net	318	259	59	22.78%	944	1,008	(64)	-6.35%

Interest Charges	1,838	1,734	104	6.00%	5,161	4,816	345	7.16%

Income before Income Taxes	6,864	6,254	610	9.75%	15,338	13,922	1,416	10.17%

Income Taxes	2,149	2,096	53	2.53%	5,054	4,680	374	7.99%

Net Income	4,715	4,158	557	13.40%	10,284	9,242	1,042	11.27%

Preferred Stock Dividend Requirements	52	62	(10)	-16.13%	166	186	(20)	-10.75%

Earnings Applicable to Common Stock	$4,663	$4,096	$567	13.84%	$10,118	$9,056	$1,062	11.73%

Earnings per share of Common Stock:
Basic	$0.35	$0.31	$0.039	12.61%	$0.76	$0.69	$0.075	10.88%
Diluted	$0.35	$0.31	$0.039	12.77%	$0.75	$0.68	$0.076	11.27%

Average Number of
Common Shares Outstanding :
Basic	13,350	13,206	144	1.09%	13,291	13,191	100	0.76%
Diluted	13,617	13,537	80	0.59%	13,601	13,522	79	0.58%

Cash Dividends Paid per Common Share	$0.1750	$0.1725	$0.0025	1.45%	$0.5250	$0.5175	$0.0075	1.45%

See Notes to Condensed Consolidated Financial Statements.